Exhibit 10.3

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of August 1, 2018 (the “Effective Date”), by and between InSight Engineering LLC, a Delaware limited liability company (“Licensor”) having a place of business at 7119 W. Sunset Blvd., #468, Los Angeles, CA 90046, and Optical Flow, LLC, a Nevada limited liability company (“Licensee”) having a place of business at 7119 W. Sunset Blvd., #468, Los Angeles, CA 90046.

RECITALS

A.

Licensor is the sole and exclusive owner of all right, title, and interest in and to the technology listed on Exhibit A appended hereto, as amended from time to time by written agreement of the parties (the “Technology”).

B.

Licensor has certain rights in Know-How (as defined below).

C.

The Technology and Know-How are collectively referred to as the “Licensed Subject Matter”.

D.

The parties now wish to enter into this Agreement pursuant to which Licensor will license the Licensed Subject Matter to Licensee according to the terms and conditions set forth herein.

E.

This Agreement is being entered into concurrently with that certain Operating Agreement of Optical Flow, LLC (the “JV Agreement”) dated as of the date hereof, by and between Licensor and HawkEye Systems, Inc., a Nevada corporation (“Hawkeye”).

AGREEMENT

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Definitions.

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the affirmative power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership interests or other ownership interests, by contract, by membership or involvement in the board of directors or other management structure of such Person, or otherwise.

“Know-How” means any technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data relating to the Technology or the Licensed Field which is not included in the Technology but which is necessary or useful for utilizing the Technology in the Licensed Field.

“Licensed Field” means areas of, relating to or used in military and law enforcement applications.

“Licensed Product” means any product comprising or incorporating Licensed Subject Matter pursuant to this Agreement.

“Licensed Territory” means the world.

“Modification/Derivation” shall mean a work based on or incorporating the Technology or Know-How, or portion thereof, including but not limited to derivative works, modifications, translations, abridgments, condensations, expansions, improvements, updates, enhancements, or any other form in which the underlying work may be recast, transformed, adapted or revised.  For purposes hereof, a Modification/Derivation will also include any compilation that incorporates the Technology, Know-How, or portion thereof.

“Net Sales” means the gross revenues (whether or not in cash) actually received by Licensee from the Sale of Licensed Products less sales, V.A.T. and/or use taxes, duties and similar governmental assessments actually paid, transportation, packing, shipping insurance and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

“Net Sublicensing Revenue” means the gross revenues (whether or not in cash) actually received by Licensee from sublicenses granted pursuant to Section 2.3, below, less sales, V.A.T. and/or use taxes, duties and similar governmental assessments actually paid.

“Person” means any individual, company (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Sale” or “Sold” means the transfer or disposition of a Licensed Product for value to a party other than Licensee or an Affiliate of Licensee.

2.

Technology and Know-How; Ownership And License Grants

2.1

Technology and Know-How License Grant.  Licensor grants to Licensee:

(a)

an exclusive, non-revocable license to use the Technology to develop, manufacture, have manufactured, use, have used, market, distribute, and/or sell or have sold Licensed Products and to otherwise exploit the Technology within the Licensed Territory and within the Licensed Field;

(b)

a non-exclusive, non-revocable license to use the Know-How to develop, manufacture, have manufactured, use, have used, market, distribute, and/or sell or have sold Licensed Products and to otherwise exploit the Know-How within the Licensed Territory and within the Licensed Field;

(c)

a non-exclusive, non-revocable license to copy and display the manuals and other written materials as delivered by Licensor to Licensee from time to time, in any medium, relating to the maintenance, installation, or operation of the Licensed Subject Matter (the “Documentation”), only as reasonably necessary to exercise the licenses granted in Section 2.1(a) and Section 2.1(b) above.

The above license grant(s) shall be subject to the payment by Licensee to Licensor of all consideration as provided by this Agreement. Licensee shall have the right to extend the license granted herein to any Affiliate provided that such Affiliate consents to be bound by this Agreement to the same extent as Licensee (provided that the foregoing does not and is not intended to create redundant or double obligations regarding royalties, reimbursement, marketing efforts or any other matter).

2.2

Rights Retained by Licensor.  Licensee shall not use the Technology or Know-How, other than as provided in Section 2.1 hereof, including without limitation for its sole purposes to include any purpose other than commercialization of any product comprising or incorporating Licensed Subject Matter within the Licensed Field.  In addition, any information obtained by Licensee from Licensor may only be used by Licensee for the purpose described herein and may not be disclosed to any third party.

2.3

Right to Sublicense.  Licensor grants to Licensee the right to grant sublicenses of the Licensed Subject Matter in connection with the development, manufacture, or sale of the Licensed Products, provided that, with respect to Licensor, Licensee shall be responsible for (and entitled to credit for) the obligations of its sublicensees relevant to this Agreement as if such obligations were carried out by Licensee.  Licensee further agrees to make available to Licensor a true and correct copy of each sublicense granted by Licensee, and any modification or termination thereof, within thirty (30) days after any request therefor from Licensor.  Licensee will have the right to delete portions of such sublicense that it considers confidential.  Upon termination of this Agreement, any and all existing sublicenses granted by Licensee shall be assigned to Licensor as their terms permit, or shall terminate (if their terms do not so permit).

2.4

Right to Make Derivative Works. Licensor grants to Licensee the right to make Modifications/Derivations. Notwithstanding the foregoing, in the event that Licensee makes any Modification/Derivation, it shall not enter into any agreement with a third party to license or otherwise exploit such Modification/Derivation outside of the Licensed Field before it has given not less than thirty (30) days prior written notice to Licensor of its intent to do so and has negotiated in good faith with Licensor during such period for a license to Licensor for the right to use such Modification/Derivation.

2.5

Ownership of the Technology, Know-How, and Documentation.  Licensor will at all times retain sole and exclusive right, title and interest in and to the Technology, Know-How, and Documentation.  Nothing in this Agreement will be construed as granting Licensee any ownership rights therein.

2.6

Ownership of Modifications/Derivations. Subject to the rights of Licensor in the Technology, Know-How, and Documentation, Licensee will at all times retain sole and exclusive right, title and interest in and to any Modifications/Derivations made or created by Licensee.

3.

Payments and Reporting

3.1

License Fees.  Licensee will pay to Licensor the licensing fees set forth on Exhibit B (the “Royalty Fees”).  The Royalty Fees will be due and payable by Licensee to Licensor forty-five days following the end of each calendar quarter with respect to all Net Sales and Net Sublicensing Revenue received by Licensee in the immediately preceding calendar quarter or within forty-five days of the expiration or termination of this Agreement.  Simultaneously with each payment of Royalty Fees, Licensee shall deliver to Licensor a true and accurate report, giving such particulars of the business conducted by Licensee during the preceding calendar quarter under this Agreement as are pertinent to an account for payments hereunder.  Such report shall include at least (a) the quantities of Licensed Products that Licensee has Sold and the total Net Sales; (b) total Net Sublicense Revenue, (c) the calculation of Royalty Fees on Net Sales and Net Sublicense Revenue; and (d) the total Royalty Fees so computed and due to Licensor.  If no payments are due, it shall be so reported.

3.2

Records, Audit.  Licensee will keep detailed records of all activities reasonably relating to its performance under this Agreement (“Records”) during the Term and for a period of one (1) year following the expiration or termination of this Agreement.  Licensor, upon thirty (30) days prior written notice to Licensee during the Term and for a period of one (1) year following the expiration or termination of this Agreement, may conduct an audit of Licensee’s Records for the purpose of verifying the accuracy and completeness of any report or other information provided by Licensee under this Agreement.  Any such audit will be conducted (a) in a manner that will not unreasonably interfere with the Licensee’s operations, and (b) by an independent certified public accounting firm that is reasonably acceptable to Licensee and that has agreed in writing to protect the confidentiality of the Licensee’s Records and other information.  Licensor may conduct an audit under this section no more than once during any 12-month period.  The costs of any such audit will be borne by Licensor; provided, however, that if any audit determines that the report or other information subject to the audit is inaccurate or incomplete by greater than ten percent (10%) (as measured by an appropriate measure reasonably determined by the auditor), Licensee will promptly reimburse Licensor for all reasonable expenses incurred to conduct and collect from the audit.

4.

Term and Termination

4.1

Term.  The initial term of this Agreement will commence as of the Effective Date and shall continue in force for five (5) years from the Effective Date, and will be automatically renewed for periods of (1) year each unless (a) either party gives notice of non-renewal to the other party at least sixty (60) days prior to the end of any then-current term, or (b) the agreement is terminated pursuant to the provisions of Section 4.2 or Section 4.3 below (the “Term”).

4.2

Termination Due to Breach or Default.  This Agreement will immediately terminate upon notice by either party to the other to the effect that:

4.2.1

such other party has failed to perform or comply with any one or more of its material obligations under this Agreement and has failed to cure that breach within thirty (30) days of written notice of such breach; or

4.2.2

a winding up or bankruptcy petition made by such party or an involuntary petition in bankruptcy has been filed and remains outstanding 90 days later, an order is made, an effective resolution passed or legislation enacted for the winding-up of such other party or if a receiver and/or manager is appointed of the undertaking or part thereof of such other party.

4.3

Termination Upon Certain Events. Licensor shall have the right to terminate this Agreement immediately upon notice to Licensee if any one or more of the following events occurs:

4.3.1

Hawkeye fails to satisfy its funding obligations in accordance with the funding commitment schedule set forth in Section 5.2 of the JV Agreement;

4.3.2

If at any time prior to the fifth anniversary of the Effective Date, Corby Marshall no longer serves on the board of directors of Hawkeye and/or no longer serves as Hawkeye’s Chief Executive Officer due to any reason other than his death or permanent disability;

4.3.3

Hawkeye, or any of its directors, officers or employees, issues any press release or makes any public statement about the Licensee, Licensor, this Agreement or the relationship of the parties which is materially misleading or takes any action with respect to the foregoing which has the purpose or effect of materially misleading Hawkeye’s stockholders or potential purchasers of Hawkeye’s capital stock; or

4.3.4

Licensee has not achieved $1,500,000 in annual Net Sales and Net Sublicensing Revenue and/or has failed to file a patent application with respect to the Licensed Subject Matter on or prior to the third anniversary of the Effective Date, or has not achieved $7,500,000 in total Net Sales and Net Sublicensing Revenue on or prior to the fifth anniversary of the Effective Date.

4.4

Duties Upon Expiration or Termination.  Upon the expiration or termination of this Agreement, each party will destroy or return any and all Confidential Information (as defined in Section 6.1) received from the other party pursuant to this Agreement.  Licensee will also destroy or deliver to Licensor any and all Documentation, whether confidential or otherwise, regarding the Licensed Subject Matter that was provided by Licensor to Licensee under this Agreement.

4.5

Effect of Termination.  No termination of this Agreement shall affect the rights of third parties using Licensed Products sold by Licensee or any of its Affiliates or Sub-Licensees in accordance with this Agreement.

5.

Confidentiality

5.1

Confidential Information.  During the term of this Agreement, either party may come into possession of the other party’s Confidential Information.  For the purposes of this Agreement, “Confidential Information” means any information that a party designates as confidential or which the receiving party knows or has reason to know is confidential.  Without limiting the foregoing, Confidential Information includes financial, business and technical plans and strategies, inventions, new products, services or technology, and expressly includes the Know-How.  Confidential Information does not include information which is: (a) already known by the receiving party at time of disclosure; (b) or becomes, through no act or fault of the receiving party, publicly known; (c) received by the receiving party from a third party without a restriction on disclosure or use; or (d) independently developed by the receiving party without reference to the disclosing party’s Confidential Information.  The receiving party may disclose Confidential Information to the extent required to be disclosed by a court or governmental agency pursuant to a statute, regulation or valid order; provided that the receiving party first notifies the disclosing party, unless precluded by applicable law, and gives it the opportunity to seek a protective order or to contest such required disclosure.

5.2

Restrictions.  Each party will hold the disclosing party’s Confidential Information in confidence and shall only use such information for the purposes of complying with its obligations under this Agreement.  Each party will use the same precautions to prevent disclosure to third parties of such information as it uses with its own confidential information, but in no case less than reasonable efforts.  The confidentiality obligations hereunder shall survive for the Term of this Agreement and for a period of five (5) years thereafter, except that the confidentiality obligations with respect to any Confidential Information that constitutes a trade secret shall survive until such information made publicly available.

5.3

Additional Obligations.  Each party agrees (i) not to alter or remove any identification of any copyright, trademark or other proprietary rights notice which indicates the ownership of any part of the Confidential Information, and (ii) unless legally permitted from doing so, to notify the other party of the circumstances surrounding any possession, use or knowledge of the Confidential Information by any person or entity other than those authorized by this Agreement.

6.

Representations and Warranties

6.1

Mutual representations and Warranties

6.1.1

Organization and Qualification.  Each party represents and warrants that it is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualifications, and has the power to own its property and to carry on its business as now being conducted.

6.1.2

Authorized Agreement.  Each party represents and warrants that the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement, are within its powers, have been duly authorized by all necessary corporate action, do not require any consent or other action by and in respect of or filing with any third party or governmental body or agency and do not, and will not, contravene, violate or conflict with or constitute a default under any provision of applicable law, regulation, or published interpretive guidance or ruling.

6.2

Licensor’s Specific Representations and Warranties.

6.2.1

 IP Rights.  Licensor hereby represents and warrants that it is the owner of the entire right, title and interest in and to the Licensed Subject Matter, and that it has the sole right to grant licenses thereunder, and that it has not granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

6.2.2

Violations.  Licensor hereby represents and warrants that its intellectual property and related materials, including the Licensed Subject Matter, do not violate any laws relating to unfair competition, defamation, invasion of privacy, rights of celebrity or publicity, third party intellectual property rights, or any other relevant cause of action.

7.

Disclaimer & Limitation Of Liability

7.1

Disclaimer of Warranties.  THE WARRANTIES SET FORTH HEREIN ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES MADE BY THE RESPECTIVE PARTIES.  EACH PARTY EXPRESSLY DISCLAIMS, AND HEREBY EXPRESSLY WAIVES, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.2

Scope of Liability.  EXCEPT FOR THIRD PARTY CLAIMS AND REGULATORY ACTIONS ARISING UNDER SECTION 8 BELOW, TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, NEITHER PARTY WILL HAVE ANY LIABILITY TO THE OTHER PARTY FOR LOST PROFITS OR OTHER CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, BASED UPON A CLAIM OF ANY TYPE OR NATURE (INCLUDING BUT NOT LIMITED TO CONTRACT, TORT INCLUDING NEGLIGENCE, WARRANTY OR STRICT LIABILITY), OR CLAIMS ARISING FROM THE TERMINATION OF THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.

Indemnification

8.1

Indemnification by Licensee.  Regardless of any investigation made at any time by or on behalf of Licensor, or any information that Licensor may have, Licensee unconditionally agrees to protect, defend, indemnify and save and hold Licensor, and each of Licensor’ subsidiaries, Affiliates, officers, directors, attorneys, accountants, agents and employees (the “Licensor Indemnified Parties”), free and harmless from and against any and all costs, demands, losses, claims, liabilities, fines, penalties, assessments, damages (whether or not “punitive” in nature), including the burden and expense of defending against all Third Party Claims and Regulatory Actions (even if such Third Party Claims or Regulatory Actions are groundless, false or fraudulent), or amounts paid in settlement thereof, including interest on amounts actually paid by Licensor at the rate of the lesser of (i) 5% per annum, and (ii) the maximum rate permitted by applicable law, from the date of any payment made by Licensor through and including the date the amount any such payment is reimbursed by Licensee hereunder and court costs (including court-awarded interest) and reasonable attorneys' fees and disbursements of counsel (including legal or other expenses reasonably incurred in connection with investigating or defending the same), incurred by any of the Licensor Indemnified Parties arising out of, or alleged to arise out of, or based upon, or alleged to have been based upon any of the following:

8.1.1

any breach of any covenant of Licensee, or material inaccuracy or omission in any representation or warranty, contained in this Agreement or any other agreement to be executed in connection with the transactions contemplated by this Agreement;

8.1.2

any claims by any creditor or alleged creditor of Licensee to the effect that Licensor Indemnified Parties, or any of them, are responsible or liable for the debts, obligations, commitments or other obligations of Licensee; and

8.1.3

any claim arising from the use or distribution of the Licensed Products, except to the extent such claim arises from the use of Licensed Subject Matter pursuant to Section 8.2.

8.2

Indemnification by Licensor.  Regardless of any investigation made at any time by or on behalf of Licensee, or any information that Licensee may have, Licensor unconditionally agrees to protect, defend, indemnify and save and hold Licensee, and each of Licensee’s subsidiaries, Affiliates, officers, directors, attorneys, accountants, agents and employees (the “Licensee Indemnified Parties”), free and harmless from and against any and all costs, demands, losses, claims, liabilities, fines, penalties, assessments, damages (whether or not “punitive” in nature), including the burden and expense of defending against all Third Party Claims and Regulatory Actions (even if such Third Party Claims or Regulatory Actions are groundless, false or fraudulent), or amounts paid in settlement thereof, including interest on amounts actually paid by Licensee at the rate of the lesser of (i) 5% per annum, and (ii) the maximum rate permitted by applicable law, from the date of any payment made by Licensee through and including the date the amount any such payment is reimbursed by Licensor hereunder and court costs (including court-awarded interest) and reasonable attorneys' fees and disbursements of counsel (including legal or other expenses reasonably incurred in connection with investigating or defending the same), incurred by any of the Licensee Indemnified Parties arising out of, or alleged to arise out of, or based upon, or alleged to have been based upon any of the following:

8.2.1

any breach of any covenant of Licensor, or material inaccuracy or omission in any representation or warranty, contained in this Agreement or any other agreement to be executed in connection with the transactions contemplated by this Agreement;

8.2.2

any claims by any creditor or alleged creditor of Licensor to the effect that Licensee Indemnified Parties, or any of them, are responsible or liable for the debts, obligations, commitments or other obligations of Licensor; and

8.2.3

any claim arising from the use of the Licensed Subject Matter.

8.3

Indemnification Procedure.  A party entitled to be indemnified, as set forth under this Agreement (the “Indemnified Party”), shall notify the party responsible for such indemnification (the “Indemnifying Party”) in writing as soon as practicable, and within five (5) business days of notice or assertion of such claim(s); provided, that failure to timely notify the Indemnifying Party within such time frame shall not relieve such Indemnifying Party of its obligations under this section unless and only to the extent that the Indemnifying Party is actually prejudiced by such failure to notify.  After such notice, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that it is obligated under this section to defend and/or indemnify the Indemnified Party, then the Indemnifying Party shall be so entitled, if it so elects in writing within 10 days after receipt of such notice, to take control of the defense and investigation of such claim(s) and to employ and engage attorneys of its choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying party’s sole cost and expense.  The Indemnified Party shall cooperate in all reasonable aspects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such claim(s) and any appeal arising therefrom; provided however, that the Indemnified Party, may at its own cost and expense, participate through its own attorneys or otherwise, in such investigation, trial and defense of such claim(s) and any appeal arising therefrom, provided, however, that the Indemnifying Party shall at all times have the right to control all aspects of the handling of such claim(s), including but not limited to, any compromise, settlement or other resolution of such claim(s); provided, further, that the Indemnifying Party shall not have the right to settle any claim against the Indemnified Party without the Indemnified Party’s prior written consent, unless such settlement does not involve a remedy other than the payment of money, and provides for full and unconditional release of all liability against the Indemnified Party.

8.4

Remedy.  If a claim, action, suit or proceeding, including a Third Party Claim or Regulatory Action arises pursuant to Section 8.2.3, then the Licensor may at its own election (and at its own expense) (i) replace substantially equivalent Licensed Subject Matter for the infringing item, (ii) modify or fix the infringing item so that it no longer infringes but remains functionally equivalent, (iii) obtain for the benefit of Licensee the right to continue using such item in accordance with this Agreement, or (iv) immediately terminate this Agreement without further liability to Licensee.

8.5

No Liability For Legal Expenses Following Legal Notice.  After notice by the Indemnifying Party to the Indemnified Party of its election to assume full control of the defense of any such claim(s), the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses incurred thereafter by the Indemnified Party in connection with the defense of that claim(s).  If the Indemnifying Party does not assume full control, then the Indemnifying Party may participate in such defense, at its sole cost and expense, and the Indemnified Party shall have the right to defend the claim(s) in such manner as it deems appropriate, at the sole cost and expense of the Indemnifying Party.

8.6

Certain Definitions.  For purposes of this Agreement, “Regulatory Action” means any claim, demand, action or proceeding (including, without limitation, any civil, criminal and/or administrative proceeding) brought, threatened or initiated by any governmental authority in connection with the acts of the Indemnifying Party, or any of its subsidiaries, Affiliates, officers, directors, attorneys, accountants, agents or employees, including without limitation, performance under the terms of this Agreement; and “Third Party Claim” means any third party claim, action, demand or proceeding (other than Regulatory Actions) made, asserted or threatened against any Indemnified Party arising out of any of the acts of the Indemnifying Party, or any of its subsidiaries, Affiliates, officers, directors, attorneys, accountants, agents or employees, including without limitation, performance under the terms of this Agreement.

9.

Infringement by Third Parties. Licensee shall have the first right to enforce or have enforced at no expense to Licensor any rights in the Technology and Know-How to the extent exclusively licensed hereunder against infringement by third parties and shall be entitled to retain recovery from such enforcement.  Upon Licensee's undertaking to pay all expenditures reasonably incurred by Licensor, Licensor shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein.   After first deducting its costs and expenses incurred in respect of enforcement (to the extent not otherwise awarded by settlement or a court), Licensee shall pay Licensor Royalty Fees (calculated in accordance with Section 4.1, above), on the balance of any monetary recovery to the extent such monetary recovery is held to be a reasonable royalty or damages in lieu thereof.  In the event that Licensee does not file suit against or commence settlement negotiations with a substantial infringer of Licensor's Technology and Know-How within six (6) months of receipt of a written demand from Licensor that Licensee bring suit, then the parties will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the rights in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against Licensee and Licensor, the diversion of Licensee's human and economic resources, the impact of any possible adverse outcome on Licensee and the effect any publicity might have on Licensee's and Licensor's respective reputations and goodwill).  If the parties cannot agree, the determination will be made by a mutually and reasonably acceptable third party consultant.  If after such process, it is determined that a suit should be filed and Licensee does not file suit or commence settlement negotiations forthwith against the substantial infringer, then Licensor shall have the right to enforce any Technology right licensed hereunder on behalf of itself and Licensee (Licensor retaining all recoveries from such enforcement).

10.

General

10.1

Governing Law.  This Agreement will be interpreted in accordance with the laws of the State of California, United States of America, without regard to the conflicts of laws principles thereof.

10.2

Assignment.  This Agreement may not be assigned by a party to any third party without the express written approval of the other party and any attempt at assignment will be null and void.  Notwithstanding the foregoing, a party may assign this Agreement to a third party without such consent in the event of a merger, reorganization or sale of all or substantially all of the party’s assets or voting securities, provided that written notice of such assignment is delivered to the other party and the assignee assumes all the responsibilities and obligations provided herein.

10.3

Independent Contractors.  Each party acknowledges and agrees that it is dealing with the other party as independent contractors.  Nothing contained in this Agreement will be interpreted as constituting either party the employee or agent of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

10.4

Notices.  All legal notices required herein will be in writing addressed to the respective parties as set forth in the preamble to this Agreement and will either be (i) personally delivered, (ii) transmitted by postage prepaid certified mail, return receipt requested, (iii) transmitted by nationally recognized private express courier, or (iv) sent by telecopier, electronic mail facsimile transmission, and will be deemed to have been given on the date of receipt.  Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this section.

10.5

Force Majeure.  If any party to this Agreement is delayed in the performance of any of its obligations under this Agreement or is prevented from performing any such obligations due to causes or events beyond its control, including, without limitation, acts of God, fire, flood, strike or other labor problem, injunction or other legal restraint, present or future law, governmental order, rule or regulation, then such delay or nonperformance shall be excused and the time for performance thereof shall be extended to include the period of such delay or non-performance; provided however, the non-performing party is without fault in causing such non-performance or delay, and such non-performance or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing party through the use of alternate sources, workaround plans or other means.  In any such event, the non-performing party shall be excused from any further performance or observance of the obligation so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as reasonably practicable.  Any party so delayed in its performance shall immediately notify the other parties to whom performance is due by telephone (to be confirmed in writing within two (2) days of the inception of such delay) and describe at a reasonable level of detail the circumstances causing such delay and the party’s efforts to minimize such delay.  Any party delayed in its performance shall also promptly notify the other parties when such force majeure event ends.

10.6

Waiver.  The waiver, express or implied, by either party of any breach of this Agreement by the other party will not waive any subsequent breach by such party of the same or a different kind.

10.7

Headings.  The headings to the sections and exhibits of this Agreement are included merely for convenience of reference and do not affect the meaning of the language included therein.

10.8

Severability.  In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, the other provisions of this Agreement will remain in full force and effect.

10.9

Attorney’s Fees.  Should either party hereto initiate a legal or administrative action or proceeding (an “Action”) to enforce any of the terms or conditions of this Agreement, the prevailing party (as determined by the court or other fact-finder) will be entitled to recover from the losing party all actual costs of the Action, including without limitation attorneys’ fees and costs regardless of any statutory awards or limitations.

10.10

Rights to Injunctive Relief.  Both parties acknowledge that remedies at law may be inadequate to provide full compensation in the event of a material breach relating to either party’s obligations, representations, and warranties hereunder, and the non-breaching party shall therefore be entitled to seek injunctive relief in the event of any such material breach.

10.11

Survival.  Sections 1, 2.5, 2.6, 3, 4.4, 4.5, 5, 6, 7, 8, 9 and 10 will survive termination of this Agreement.

10.12

Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original.  For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, will be deemed to be an original.

10.13

Entire Agreement.  This Agreement, including the exhibits attached hereto, constitutes the entire Agreement and understanding between the parties, and integrates all prior discussions between the parties related to its subject matter.  No modification of any of the terms herein will be valid unless in writing and signed by an authorized representative of each party.

Exhibit 10.3

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

INSIGHT ENGINEERING LLC By: Name: Title:	OPTICAL FLOW, LLC By: Name: Title:

Exhibit 10.3

EXHIBIT A

Technology

All technology, information, intellectual property and other materials for or relevant to the 360 degree visible and infrared spectrum single lens camera platform, including without limitation, all business plans, technical plans, specifications, templates, demonstration versions, hardware, equipment, software, devices, methods, apparatus, and product designs.

Exhibit 10.3

EXHIBIT B

Royalties

Five percent (5%) of the Net Sales (the “Sales Royalty”); and

Five percent (5%) of Net Sublicensing Revenue (the “Sublicense Royalty”).